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               Pacific Telecom, Inc.
               805 Broadway
               Post Office Box 9901
               Vancouver, Washington  98668-8701

               206 696-0983

FOR IMMEDIATE RELEASE - DECEMBER 9, 1994


     The Special Committee of the Board of Directors of Pacific Telecom, Inc. (NASDAQ:PTCM) announced today that the Special Committee has retained Smith Barney Inc. and CS First Boston as financial advisors and Latham & Watkins as legal counsel to assist the Special Committee in evaluating and responding to the offer made by PacifiCorp Holdings, Inc. (PHI), a wholly-owned subsidiary of PacifiCorp (NYSE:PPW), to acquire the 13% interest in Pacific Telecom not already held by PacifiCorp Holdings at a price of $28.00 per share.

     The Special Committee also announced that Pacific Telecom and certain other defendants, including the members of Pacific Telecom's Board of Directors, have been sued regarding PHI's offer in the Superior Court of Washington for Clark County.
The plaintiff in the action alleges, among other things, that he is a shareholder of Pacific Telecom, that the offer of $28.00 per share made by PHI is inadequate and that the members of the Board of Directors of Pacific Telecom have breached their fiduciary duty to the public stockholders of Pacific Telecom. The plaintiff seeks certification of the case as a class action on behalf of all public shareholders of Pacific Telecom and seeks to enjoin the proposed transaction or, in the alternative, to be awarded rescissory damages in an unspecified amount if the transaction closes. A response to the complaint is due from Pacific Telecom on or before January 9, 1995. Pacific Telecom intends to contest vigorously the allegations that the directors of Pacific Telecom have breached their fiduciary duty or otherwise acted improperly with respect to the offer.

CONTACT:  Brian M. Wirkkala, Vice President-Treasurer
          Pacific Telecom, Inc.
          805 Broadway, P.O. Box 9901
          Vancouver, WA 98668-8701
          Telephone:  (206)696-0983